Exhibit 5.1

November 21, 2011

Netflix, Inc.

100 Winchester Circle

Los Gatos, CA 95032

Re: Netflix, Inc.—Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”), to be filed by Netflix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of the Common Stock (as defined below). The Registration Statement relates to the proposed issuance and sale, from time to time pursuant to Rule 415 under the Act as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and the supplements to the prospectus referred to therein (the “Prospectus Supplements”), of an indeterminate number of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). The shares of Common Stock are to be sold pursuant to an underwriting agreement in substantially the form filed as an exhibit to the Registration Statement.

We have examined instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (v) a prospectus supplement will have been filed with the Commission describing the Common Stock offered thereby; (vi) all Common Stock will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (vii) a definitive purchase, underwriting or similar agreement with respect to any Common Stock offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (viii) there will be sufficient shares of Common Stock authorized under the Company’s organizational documents and not otherwise reserved for issuance.

Netflix, Inc.

November 21, 2011

Based on such examination, we are of the opinion that:

1. When both (a) the Board of Directors of the Company has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters and (b) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, then the shares of Common Stock offered by the Registration Statement will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation